UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 26, 2009

ADA-ES, INC.

(Exact name of registrant as specified in its charter)

Colorado	000-50216	84-1457385
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8100 SouthPark Way, Unit B, Littleton, Colorado	80120
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303)734-1727

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement; Amendment of a Material Definitive Agreement.

Amendment of Clean Coal Solutions, LLC (f/k/a ADA-NexCoal, LLC) (“Clean Coal”) Purchase and Sale Agreement

On October 26, 2009, we, NexGen Refined Coal, LLC (“NexGen”) and Clean Coal entered into a First Amendment to Purchase and Sale Agreement to amend the terms pursuant to which NexGen may retain its 50% interest in Clean Coal once Clean Coal qualifies as a “Section 45 Business.” Clean Coal’s primary purpose is to sell its refined coal product and qualify the product for Section 45 Tax Credits (a “Section 45 Business”), which demands that the refined coal meet certain emissions reduction requirements. Clean Coal is currently awaiting written guidance from the U.S. Internal Revenue Service as to the specifics concerning how the emissions reductions are to be measured and certified to demonstrate the continuous compliance necessary to qualify for the Tax Credits. Once the product is qualified, Clean Coal expects to “monetize” those Tax Credits through the sale of qualifying facilities to investors (a “Monetization”). By the First Amendment to Purchase and Sale Agreement dated November 3, 2006, in lieu of NexGen’s electing to retain its 50% interest in Clean Coal by paying us $4.0 million in eight quarterly payments of $500,000 each beginning in the quarter Clean Coal becomes a Section 45 Business, NexGen may elect to retain its interest in Clean Coal by paying us up to $4.0 million (plus any accrued interest under the note described below) as follows:

(a) $0.26 times the projected annual tons of refined coal to be sold by a coal fueled electric power generating station (the “Tonnage Amount”), payable within 10 days after a related Monetization, by NexGen either (i) paying the Tonnage Amount in cash or (ii) delivering a two-year promissory note in the principal amount of the Tonnage Amount, which will bear interest at 5% per annum, be payable out of 35% of cash distributions (other than for income taxes) due to NexGen from Clean Coal allocable to all Monetizations (the “Distributed Cash”), and be secured by NexGen’s interest in Clean Coal; plus

(b) an amount equal to 25% of Distributed Cash, payable within ten days following the time it becomes payable to NexGen.

Loan Commitment Agreement, Guaranty and Security and Pledge Agreement

On October 26, 2009, we, NexGen and Clean Coal also entered into a Loan Commitment Agreement under which NexGen has agreed to loan Clean Coal up to $1,000,000 for the primary purpose of funding expenses Clean Coal expects to incur in connection with constructing and placing in operation facilities qualifying for Section 45 Tax Credits and monetizing those Section 45 Tax Credits to investors. Amounts loaned will bear interest at 5% per annum, with interest only payable monthly in arrears, and will be repayable in full at the earlier to occur of (a) the third day after we receive funds from a sale of our securities (with certain permitted exceptions, including the sale of our preferred stock to Energy Capital Partners I, LP and its affiliates pursuant to that certain Securities Purchase Agreement dated October 1, 2008, as amended), (b) December 31, 2009 (to be extended to March 31, 2010 if, on or before

December 31, 2009, one or more qualifying facilities have been placed in service to produce refined coal), or (c) upon the occurrence of a continuing uncured event of default or a change in control of ADA or Clean Coal.

We have entered into a Guarantee and a Security and Pledge Agreement by which we have guaranteed 50% of the amount to be loaned to Clean Coal under the Loan Commitment Agreement, and to secure that guarantee we have pledged our interest in Clean Coal to NexGen and have also agreed to issue up to 250,938 shares of our common stock to NexGen in the event we default on our guarantee. We agreed to grant NexGen registration rights to have any such shares we may issue to NexGen in the event of a default registered for resale under the Securities Act of 1933, as amended, as soon as practicable after the issuance of the shares.

We will file copies of the various agreements described above as Exhibits to our Annual Report on Form 10-K for the period ended December 31, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ADA-ES, Inc.
Registrant

Date: October 30, 2009	By:	/S/ MARK H. MCKINNIES
Mark H. McKinnies
Senior VP & Chief Financial Officer

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